                                                                   Exhibit 10.18


                                January 1, 2001


Mr. Robert G. Sachse
2685 East 37th Street
Tulsa, OK 74105

     Re:      Consulting Agreement

Dear Robert:

     This letter will confirm the basis upon which Alliance Resource Management GP, LLC ("Alliance") has engaged you ("Consultant") to provide certain advisory and consulting services with respect to strategic planning, marketing, and potential acquisitions and mergers involving Alliance, acting as the managing general partner of Alliance Resource Partners, L.P. ("ARLP"). Specifically, the terms and conditions of our understanding are as follows:

     1. Advisory and Consulting Services. During the term of this agreement, Consultant agrees to perform to the best of his abilities such advisory and consulting work for Alliance and ARLP as the Board of Directors of Alliance, its President and Chief Executive Officer, or his designees, may from time to time request. Consultant agrees to perform such of the following advisory and consulting services as Alliance reasonably requests:

          (a) To the extent Alliance deems it appropriate and reasonable, Consultant will familiarize himself with the business, operations, properties, financial condition and prospects of Alliance and ARLP, each's strategic development plans, management succession plans, and such other facets of Alliance as its President and Chief Executive Officer shall direct.

          (b) Consultant will advise and assist Alliance and ARLP and each's management in the formulation of potential strategic alliances with power generators as well as transportation and transmission companies.

          (c) Consultant will advise and assist Alliance and ARLP and each's management in (i) identifying potential acquisition targets, (ii) considering the desirability of effecting a growth transaction and, if Alliance believes such a transaction to be desirable, in developing a general strategy for accomplishing such a transaction, (iii) assisting in the preparation and distribution of materials concerning such merger and/or acquisition candidates,
(iv) making presentations to the Board of Directors of Alliance concerning any proposed transaction, and (v) the course of the negotiation of a transaction and participate, if requested, in such negotiations.

Mr. Robert G. Sachse
January 1, 2001
Page 2


          (d) Secondarily to the advisory and consulting services described above, Consultant will advise and assist Alliance and ARLP and each's management in developing similar strategies and analyses in diversification opportunities (i.e., other than traditional coal acquisitions), that may be available to ARLP.

          (e) Consultant will render such other advisory and consulting services as Alliance, acting through its President and Chief Executive Officer, may reasonably request, giving due consideration to Consultant's experience and expertise.

     2. Extent of Advisory and Consulting Services. Consultant shall devote approximately fifty percent (50%) of his normal business time (i.e., estimated at approximately 125 days annually), attention and energies as well as his best talents and abilities to the business of Alliance and ARLP in accordance with the President and Chief Executive Officer's instructions and directions. Consultant will, upon request of Alliance's President and Chief Executive Officer, perform such advisory and consulting work at Alliance's offices in Tulsa, Oklahoma, or at such other places and at such other times as Alliance and Consultant shall from time to time agree upon, subject only to reimbursement of Consultant's reasonable travel and living expenses. During the term of this Agreement, Consultant will not engage in any other coal business or coal-related business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, except to the extent permitted with the express written authorization of Alliance. The preceding sentence does not preclude Consultant from owning for investment purposes less than One Percent (1%) of the outstanding equity interests in any publicly-traded entity engaged in the coal business or coal-related business activities so long as Consultant does not directly or indirectly participate in the management of such entity.

     3. Term. Subject to the provisions for termination set forth in Paragraph 11 below, Consultant is retained for a term of three (3) years and this Consulting Agreement shall be effective beginning August 14, 2000, and terminate on August 13, 2003. Consultant and Alliance agree that, on or after March 31, 2003, both parties will initiate discussions in good faith to define the role and relationship, if any, of Consultant with Alliance subsequent to the termination date of this Consulting Agreement.

     4. Consulting Fee. For services performed hereunder, Consultant shall receive as compensation the sum of One Hundred Fifty Thousand Dollars ($150,000) per annum, payable monthly in equal amounts of Twelve Thousand Five Hundred Dollars ($12,500). Within ten (10) days following receipt of Consultant's invoice for services and reimbursement of reasonable expenses, if any, for the preceding month, Alliance shall reimburse Consultant for such expenses, subject to its right to review and retroactively adjust any inappropriate expense reimbursement in the future. In addition to the foregoing, for services performed hereunder, Consultant shall receive as compensation (a) the sum of Seven Thousand Five Hundred Dollars ($7,500) per calendar quarter (or pro rata portion thereof) paid by Alliance as follows: (a) 250 common units


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Mr. Robert G. Sachse
January 1, 2001
Page 3


of ARLP, plus (b) the cash difference between $7,500 less the market value of such 250 common units payable on the last day of each calendar quarter calculated by the closing price per common unit averaged over the immediately preceding two (2) week period as reported in The Wall Street Journal, and (c) group health coverage (i.e., medical, prescription drug, dental, and vision coverage) for Consultant and his family (i.e., Mrs. Elizabeth H. Sachse, spouse, and Robert B. Sachse, son) substantially similar to that offered participants in the Alliance Coal, LLC and Affiliates health plan.

     5. Limitation of Reimbursable Expenses. Whenever possible and practical, Consultant will take advantage of reduced rates for airfare, lodging and car rental. Consultant shall not be reimbursed for first class airfare.

     6. Independent Contractor. Consultant is an independent contractor under this Consulting Agreement with Alliance. Neither Alliance, nor Consultant have the authority to bind the other to any third person or otherwise to act in any way as the representative of the other, unless otherwise expressly agreed to in writing signed by both parties hereto. Consultant shall not be deemed for any purpose to be the employee, agent, servant or representative of Alliance. Alliance shall have no direction or control of Consultant except in results to be obtained. The parties agree that this Consulting Agreement, or its implementation, does not create a joint employer, single employer, alter ego, agency relationship or successor relationship between Alliance and ARLP, on one hand, and Consultant, on the other hand. Furthermore, Consultant acknowledges that he is solely responsible for, and Consultant shall not be entitled to secure from Alliance, any health and welfare benefits (including by way of illustration and not limitation, medical, dental, vision, life, accidental death and dismemberment, pension, profit sharing, worker's compensation, or other similar benefits), except as specifically provided in Paragraph 4 above.

     7. Taxes and Unemployment Compensation. Consultant shall pay and hereby assumes exclusive liability for payment of any and all Federal, state and other locally imposed income taxes, contributions, assessments and taxes for unemployment insurance, old age benefits, annuities or other purposes which are measured by or based upon the compensation paid to Consultant under this Consulting Agreement. In addition, Consultant agrees to reimburse Alliance for any of the aforesaid taxes or contributions which by law Alliance may be required to pay because of Consultant's failure to pay the same.

     8.   Insurance.

          (a) Consultant, from the time of commencement of the advisory and consulting services described hereinabove until the termination of this Consulting Agreement, shall maintain at his own expense appropriate personal insurance including homeowners, automobile



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Mr. Robert G. Sachse
January 1, 2001
Page 4


liability.

          (b) Alliance will provide to Consultant coverage under its automobile liability insurance covering owned, non-owned and hired vehicles used by Consultant only during the performance of services rendered hereunder with combined single limits of at least Five Hundred Thousand Dollars ($500,000) per occurrence, covering liability for bodily injury or sickness, including death and property damage.

     9. Indemnity and Contribution. Alliance agrees to indemnify Consultant to the full extent lawful against any and all claims, losses and expenses incurred (including all reasonable fees and disbursements of Consultant incurred in connection with the performance of services hereunder) including, but not limited to, such expenses as may be incurred with investigation of and preparation for any pending or threatened claims in any litigation or other proceedings arising therefrom) arising out of Consultant's engagement hereunder; provided, however, that Consultant shall notify Alliance of any such claim and, so long as in the reasonable judgment of Consultant there is no conflict of interest, Alliance shall have the option to defend Consultant with counsel of it's own choosing (including counsel retained to also defend Alliance), and provided, further, there shall be excluded from any such indemnification any claim, loss or expense that arises primarily out of or is based primarily upon any action or failure to act by Consultant, other than an action or failure to act undertaken at the request of or with the written consent of Alliance, that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct, or gross negligence on the part of Consultant. In the event that the foregoing indemnity is unavailable or insufficient to hold Consultant harmless, then Alliance shall contribute to amounts paid or payable by Consultant in respect of any such claims, losses and expenses in such proportion as approximately reflects the relative benefits received by, and fault of, Alliance and Consultant in connection with the matters as to which such claims, losses and expenses relate and other equitable considerations.

     10. Termination of Agreement. Notwithstanding the provisions of Paragraphs 3 and 4 hereinabove, the retention of Consultant shall terminate upon the first to occur of the following events:

          (a)  the demise of Mr. Robert G. Sachse,

          (b) the mental illness or disability of Mr. Robert G. Sachse, if he is unable to perform substantially his duties for a period of two continuous months; provided, however, a decision to so terminate the consulting services provided by Consultant herewith must be made by the Board of Directors of Alliance in good faith, and must be based upon medical reports and reasonable medical advice which shall establish or indicate the Consultant's incapacity may continue for an indefinite period. When, after such two months of disability or mental illness, the Board of Directors of Alliance decides to terminate Consultant's retention hereunder, such

Mr. Robert G. Sachse
January 1, 2001
Page 5


termination shall be effective thirty (30) days after written notice of such decision has been delivered to Consultant. The compensation provided for under the terms of this Consulting Agreement shall continue during the period of Consultant's disability or mental illness until this Consulting Agreement shall be terminated by Alliance;

          (c) the termination of the term of this Consulting Agreement on August 13, 2003, unless otherwise extended by the parties hereto;

          (d) the breach by either party hereto of any material term of this Consulting Agreement; provided written notice of the breach setting forth sufficient detail(s) of the alleged breach is tendered by the non-breaching party and such material breach or default hereunder is not cured within a reasonable time period, but in no event shall such cure period exceed thirty
(30) days after notice is received; and

          (e) Subsequent to the first year of the three-year term hereunder, in the event that either Consultant or Alliance determine in good faith that an equitable adjustment in the per annum rate is in order as a result of (a) an increase or decrease of the time required by Consultant to fulfill the obligations hereunder, and/or (b) a material change in the Company's growth strategy, then Alliance and/or Consultant may provide notice of their respective intent to reopen discussions concerning the annual aggregate consulting fee paid hereunder. In such event, the parties agree to negotiate in good faith for a period of not more than thirty (30) days a mutually acceptable adjustment to the annual consulting rate fee. Should the parties not be able to reach an amicable agreement, either party may terminate this Consulting Agreement by providing sixty (60) days advance written notice of such termination.

In the event this Consulting Agreement is terminated in accordance with this Paragraph 10, the parties acknowledge that the provisions of Paragraphs 5, 11, 12, 13, 14, 17 and 18 shall survive termination, except if the Agreement is terminated by Alliance pursuant to Paragraph 10(e), the terms of Paragraph 12(b) will not survive.

     11. Nondisclosure by Consultant. Consultant acknowledges and agrees that any information obtained by Consultant while providing the advisory and consulting services to Alliance is highly confidential, and is important to Alliance and to the effective operation of its businesses. As a result, Consultant therefore agrees that while retained by Alliance, and at any time thereafter, it will make no disclosure of any kind, directly or indirectly, concerning any confidential matters relating to Alliance of any of its activities. Moreover, Consultant agrees to execute the Confidentiality Agreement designated Exhibit "A," and attached hereto and incorporated by reference herein.

     12.  Noncompetition by Consultant.

Mr. Robert G. Sachse
January 1, 2001
Page 6


          (a) During the term hereof and, except as otherwise consented to in writing by Alliance, Consultant agrees not to compete with Alliance and ARLP in the United States, including Alaska. Except as provided for in Paragraph 2 hereinabove, Consultant agrees that during the term of the Consulting Agreement, he will not work for, advise, consult with, serve or assist in any way, directly or indirectly, any party whose business is in any way competitive with the activities or businesses of Alliance and ARLP, and Consultant agrees further that he will himself not compete in any way, directly or indirectly, with Alliance and ARLP, and that he will not purchase or otherwise acquire any interest of any kind in a business which is in any way competitive with Alliance and ARLP.

          (b) Upon termination of this Consulting Agreement, except as otherwise consented to in writing by Alliance, Consultant agrees not to compete with Alliance's and/or ARLP's interests in the United States, including Alaska, for a period of two (2) years following such termination. The interests of Alliance and ARLP protected from competition by the preceding sentence are expressly limited to those projects, business agreements, transactions, and other business transactions (whether successfully closed or not) in which Consultant has been (i) actively and directly involved on behalf of Alliance during the term of this Consulting Agreement and (ii) concerns confidential and propriety information that is subject to the Confidentiality Agreement referred to in Paragraph 11 above.

          (c) Within the two preceding paragraphs, the parties hereto recognizing that irreparable injury will result to Alliance and ARLP, each's business and property in the event of Consultant's breach of this agreement not to compete, in that such consulting services are based primarily upon this Consulting Agreement, agree that in the event of Consultant's breach of its agreement not to compete, Alliance and ARLP shall be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation thereof by Consultant, his partners, employees and all persons acting for or with him.

     13. Notices. All notices made in connection with this Consulting Agreement shall be in writing, except as otherwise expressly permitted hereunder. Any notice or other communication in connection herewith shall be deemed duly given
(a) two business days after it is sent by express, registered or certified mail, return receipt requested, postage prepaid or (b) on the business day after it is sent by overnight courier, in every case, addressed as follows:

          IF TO CONSULTANT, AT:

          Mr. Robert G. Sachse
          2685 East 37th Street
          Tulsa, OK 74105

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Mr. Robert G. Sachse
January 1, 2001
Page 7


          IF TO ALLIANCE, AT

          Alliance Resource Management GP, LLC
          1717 South Boulder Avenue
          P.O. Box 22027
          Tulsa, OK 74121-22027
          Attn: Joseph W. Craft III and Thomas L. Pearson, Esq.

or, in any case, any such other address as may be specified in writing to the other party hereto. Any party may give notice or other communication in connection therewith using any other means (including, but not limited to, personal delivery, messenger service, telecopy, telex, telephone or other oral communication or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the individual for whom it is intended.

     14.  Mediation.

          (a) All disputes, controversies and claims (collectively, "Disputes") arising out of, relating to, or in connection with this Consulting Agreement, or the breach, termination of validity hereof, that are not otherwise resolved by negotiation between Alliance and Consultant, may be resolved by mediation. Any party to a Dispute may request that the matter be submitted to mediation by written notice to that effect. Within ten (10) days after receipt of said notice, the other party shall give written notice stating whether or not it consents to mediation; provided that no parties shall be required to submit to mediation unless it consents, which consent shall be in its sole discretion; and provided further that a request for mediation shall not in any way interfere with, compromise, limit or restrict the parties' right to seek any judicial remedies whatsoever.

          (b) If both parties consent, mediation shall be initiated in accordance with the Center for Public Resources' Model Procedure for Mediation of Business Disputes, provided that the mediation shall take place in Tulsa, Oklahoma or such other place as the parties may mutually determine.

          (c) Any settlement agreement mutually reached in the course of the mediation shall be recorded in a definitive agreement, which, when duly executed and delivered by both parties hereto shall be binding and conclusive upon the parties.

     15. Assignment. This Consulting Agreement shall not be assignable by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, the parties hereto understand that the personal

Mr. Robert G. Sachse
January 1, 2001
Page 8


services of Consultant are essential to receive the benefits of this agreement. Any purported assignment in violation of this paragraph shall be void.

     16. Amendment; Waivers, Etc. No amendment, modification or discharge of this Consulting Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party as to enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.

     17. Governing Law. This Consulting Agreement shall be governed by and construed in accordance with the internal laws of the State of Oklahoma, without given effect to the conflict of laws rules thereof.

     18.  Waiver of Jury Trial.

          (a) THE PARTIES TO THIS CONSULTING AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS CONSULTING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS CONSULTING AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CONSULTING AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

     EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVERS SET FORTH IN SUBPARAGRAPH (a) ABOVE, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS CONSULTING AGREEMENT BY, AMONG OTHER THINGS, WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     19. Binding Effect. This Consulting Agreement shall be binding upon and enure to


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Mr. Robert G. Sachse
January 1, 2001
Page 9


the benefit of the parties hereto and their respective heirs, successors, and permitted assigns, if any.


     20. Entire Agreement. This Consulting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     21. Counterparts. This Consulting Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     22. Headings. The headings contained in this Consulting Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this consulting agreement.

                                     * * *

     The foregoing represents the entirety of our agreement, superseding all prior communications and understandings of the subject, and I invite you to accept it by countersigning the enclosed copy of this letter, where indicated below, and returning the copy at your earliest opportunity. I look forward to the exciting opportunities that lie ahead for Alliance and the role that you will play in our future.

                                       Very truly yours,


                                       By: /s/ Joseph W. Craft III
                                           -------------------------------------
                                           Joseph W. Craft III
                                           President and Chief Executive Officer

AGREED AND ACCEPTED this
26 day of March, 2001.


By: /s/ Robert G. Sachse
    -------------------------------
    Robert G. Sachse, an individual

                                  Exhibit "A"


                                January 1, 2001

Mr. Robert G. Sachse
2685 East 37th Street
Tulsa, OK 74105

     Re:      Confidentiality Agreement

Dear Robert:

     In regard to the Consulting Agreement executed contemporaneously herewith, you have been retained to provide certain advisory and consulting services to Alliance Resource Management GP, LLC and its affiliates (collectively, "Alliance"). In order for you to accomplish the tasks that you have been requested to undertake and complete, it will be necessary for you to receive information concerning Alliance that is regarded as highly confidential. Before you are provided with such information, Alliance must have assurance that you recognize the confidential nature of this information and that you are willing to maintain the information in confidence.

     In consideration and as a condition to your being furnished with, or granted access to, such information:

     1. You acknowledge that certain information, whether provided orally or in writing relating to Alliance including, but not limited to, technical, financial and marketing information, which Alliance or its representatives agree to furnish to you or which shall be acquired as a result hereto (collectively, the "Information") is confidential and proprietary information.

     2. You agree that all information shall be retained in strict confidence by you and used for the sole purpose of providing the aforementioned advisory and consulting services and shall not be used by you in way detrimental to Alliance, nor used by you or any third party for its competitive benefit, or disclosed directly or indirectly to any third party without the prior written permission of Alliance; provided, however, that such restrictions shall not apply to Information which: (a) at the time of disclosure is in the public domain; (b) after disclosure becomes a part of the public domain by publication through no violation of this Confidentiality Agreement; (c) was in your possession prior to being furnished to you by or on behalf of Alliance; (d) is hereafter lawfully disclosed to you by a person other than Alliance, or any of its advisors, agents, employees, directors, officers, or other representatives, which person to the best of your knowledge, has a legal right to disclose the same and the Information disclosed was not acquired by such person, either directly or indirectly, in violation of an obligation of confidence to Alliance; or (e) is required to be disclosed by you in accordance with applicable law after written

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Mr. Robert G. Sachse
January 1, 2001
Page 2


notice thereof to Alliance.

     3. Unless otherwise consented to in writing by Alliance, it is understood that all such Information may not be disclosed to your directors, officers, employees, and authorized representatives, if any.

     4. You further agree not to disperse and duplicate any of the Information. All Information will remain the property of Alliance, and you will return all Information (original and copies) to Alliance, at the request of Alliance. All analyses, documents, memoranda, notes or other records maintained in any form whatsoever, prepared by you, based on, or containing Information shall be destroyed at the request of Alliance with written confirmation thereof by you of such destruction.

     5. In the event that you are requested or required by oral questions, interrogatories, requests for Information or documents subpoena, civil investigation demand, or other similar process to disclose any of the Information acquired by you in the course of your dealing hereunder with Alliance, or its representatives, it is agreed that you will provide Alliance with prompt notice of such requests so that Alliance may seek an appropriate protective order and/or waive compliance with the provisions of this Confidentiality Agreement.

     It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, you are, nonetheless, in the written opinion of counsel, compelled to disclose any of the Information to any tribunal or else stand liable for contempt or suffer other censor or penalty, you may disclose to such tribunal only that portion of the Information which is legally required without liability hereunder and you will exercise your best efforts at Alliance's expense to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Information furnished hereunder; provided, however, that a copy of the aforementioned written opinion of counsel shall be furnished to Alliance prior to any such disclosure.

     6. Without the prior written notice of Alliance, you will not make any statement, any public announcement, or release to trade publications or to the press. With respect to customers, competitors, and other third parties with whom you have dealings during the term of the Consulting Agreement, you may identify yourself as an independent contractor or consultant to Alliance, but shall otherwise maintain the confidence of the terms and conditions of this Consulting Agreement, except as shall be necessary, in the opinion of your counsel, to comply with the requirements of applicable law and only after written notice thereof to MAPCO Coal.

     7. This Confidentiality Agreement shall expire two (2) years from the date of termination of the aforementioned Consulting Agreement.

     8. This Confidentiality Agreement shall be governed and construed in accordance with the laws of the State of Oklahoma.

Mr. Robert G. Sachse
January 1, 2001
Page 3


     Please indicate your agreement by signing this letter, where indicated below.

                                       Sincerely,

                                       Alliance Resource Management GP, LLC


                                       By: /s/ Thomas L. Pearson
                                           --------------------------------
                                           Thomas L. Pearson
                                           Senior Vice President

ACCEPTED AND ACKNOWLEDGED
THIS 26 day of March 2001.



By: /s/ Robert G. Sachse
    -------------------------------
    Robert G. Sachse, an individual